EXHIBIT 2

TRANSACTIONS

Exhibit 2 to Schedule 13D (Amendment No. 9) filed on February 8, 2016 by the Reporting Persons (“Prior Exhibit 2”) is incorporated herein by reference.  Together with Prior Exhibit 2, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on February 17, 2016.  Except as noted, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell or Other Acquisition/Disposition	Quantity	Price

02-09-16	40 North Latitude Master Fund Ltd	Buy	51,964	33.22
02-09-16	40 North Latitude Master Fund Ltd	Buy	52,000	33.17
02-10-16	40 North Latitude Master Fund Ltd	Buy	16,944	35.59
02-10-16	40 North Latitude Master Fund Ltd	Buy	81,000	34.62
02-11-16	40 North Latitude Master Fund Ltd	Buy	28,710	34.56
02-11-16	40 North Latitude Master Fund Ltd	Buy	25,000	34.62
02-12-16	40 North Latitude Master Fund Ltd	Buy	8,900	35.30
02-12-16	40 North Latitude Master Fund Ltd	Buy	600	35.21
02-16-16	40 North Latitude Master Fund Ltd	Buy	9,596	37.35
02-16-16	40 North Latitude Master Fund Ltd	Buy	25,000	36.31
02-17-16	40 North Latitude SPV-B LLC	Buy	172,615	40.59